EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and among Energy East Corporation, a New York corporation (together with its subsidiaries and affiliates, the "Company"), Rochester Gas & Electric Corporation ("RG&E"), and Mark S. Lynch (the "Executive") as of November 24, 2009.

1.Defined Terms. The definitions of capitalized terms used in this Agreement, unless otherwise defined herein, are provided in the last Section hereof.

2.Employment. RG&E hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and RG&E, on the terms and conditions set forth herein, until Executive's employment is terminated in accordance with the terms of this Agreement (the "Term").

3.Term of Agreement. The Term will commence on the date hereof and continue until the Date of Termination (as defined below).

4.Position and Duties. The Executive shall serve as President of the Iberdrola USA New York operating companies (currently RG&E and NYSEG) and such other positions as may be assigned from time to time by the Company, and shall have such responsibilities, duties and authority that are consistent with such positions as may from time to time be assigned to the Executive by the Company. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates. Executive initially shall be based in the Company's offices in Albany, New York. The Executive recognizes that his duties will require, at the Company's expense, travel to domestic and international locations. If Executive's primary office is moved during the Term to a location other than Albany, New York, he shall be eligible to participate in the Company's relocation program.

5.Compensation and Related Matters.

5.1.Base Salary. RG&E shall pay the Executive a base salary ("Base Salary") during the period of the Executive's employment hereunder, which shall be at an initial rate of Three Hundred Fifteen Thousand Dollars ($315,000) per annum. The Base Salary shall be paid in accordance with the Company's standard payroll practices. The Base Salary shall be reviewed for possible increase on an annual basis and shall not be decreased during the Term.

5.2.Annual Bonus. During the Term, Executive shall be eligible to participate in the Company's Annual Executive Incentive Plan (the "AEIP"). Executive's AEIP opportunity at target for each year during the Term (beginning with 2010) shall be equal to 40% of his Base Salary at the beginning for such year, and the maximum opportunity shall be equal to 80% of the Base Salary. Any amounts due under the AEIP shall be payable to Executive by RG&E.

5.3.Strategic Bonus Program. Executive shall be eligible to participate in the Iberdrola, S.A. Strategic Bonus Program and any successor thereto (the "Program") beginning with new grants that occur after the. date hereof, the first of which is expected to occur in 2011. The Executive's maximum opportunity for the first award under the Program shall be equal to the sum of Executive's Base Salary and the AEIP, if any, paid to Executive in respect of the most recently-completed year during the Term.

5.4.Special Incentive. Until such time as the Executive receives a grant pursuant to Section 5.3, the Executive shall be eligible to receive a special bonus (the "Special Incentive") in an amount equal to the sum of the Base Salary and Executive's 2010 AEIP award (or, if the 2010 AEIP award has not yet determined, Executive's target AEIP award for 2010). Amounts accrued pursuant to this Section 5.4 shall be payable to the Executive on or before March 15 of the year following the year in which such accrual occurred, provided that, except as provided in Sections 7.1, 7.2 or 7.3, the Executive is employed at the time such payment is made. Accrual of the Special Incentive shall cease upon termination of the Executive's employment for any reason. The Special Incentive shall be settled in shares of stock of Iberdrola, S.A.

5.5. Non-qualified Individual Account Balance Deferred Compensation Arrangement.

(A)

  As of the date first mentioned above, Executive will be a participant in an employer-funded non-qualified individual account deferred compensation arrangement (the "Arrangement") to be provided by the Company. Benefits will be payable to the Executive or his designated beneficiary under the terms of the Arrangement. The Arrangement may be subject to an agreement whereby a financial vehicle within the Company's best practice principles ("the Vehicle") is constituted, and under which contributions will be set aside to fund the Executive's benefits under the Arrangement. Funds within the Vehicle may be invested as directed by Company, including investments held by insurance companies.

(B)

The Company shall make contributions under the Arrangement for the Executive's benefit in an annual amount equal to 10% of the Base Salary. Contributions under the Arrangement shall be made not less than annually.

(C)

The Company shall use its best efforts to structure the Vehicle in a manner that will defer inclusion of Arrangement benefits, in the Executive's taxable income until such amounts are actually received by the Executive.

(D)

Upon Executive's termination of employment with RG&E or upon Executive's retirement, the Company will make one final contribution corresponding to the year of termination. The final contribution will be calculated on a prorated basis, based on the portion of the contribution period during which Executive was employed by the Company. Other than as stated in this Section 5.5(D), all of the Company's obligations to make contributions under the Arrangement will immediately cease upon termination of the Executive's employment for any reason.

(E)

   The form of payment to Executive or his designated beneficiary, shall be as specified in the Arrangement and may be made as a single lump sum, instalment payments, a life annuity, a joint and survivor annuity, or any combination thereof.

(F)

Executive shall not be eligible to participate in the Energy East Supplemental Executive Retirement Plan (the "SERP") or the Energy East Excess Plan (the "Excess Plan"), and Executive agrees to, and hereby does, waive, relinquish and forfeit all rights to participation in the SERP and the Excess Plan.

5.6.Benefits. Executive shall be eligible to participate in the Company's existing tax-qualified 401(k) and welfare plans, including but not limited to the Company's medical insurance program, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

5.7.Vacation. The Executive shall be entitled to four (4) weeks of vacation during each year of the Term. The Executive shall be entitled to two days of vacation during 2009.

5.8. Expenses. Upon presentation of reasonably adequate documentation to RG&E, the Executive shall receive prompt reimbursement from RG&E for all reasonable and customary business expenses incurred by the Executive in accordance with RG&E policy in performing services hereunder.

6.Compensation Related to Disability. During the Term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company and RG&E as a result of incapacity due to physical or mental illness, RG&E shall pay the Executive's Base Salary to the Executive, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement in which the Executive participated at the beginning of such period, until the Executive returns to work or his employment is terminated; provided, however, that such Base Salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive under disability benefit plans of the Company or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such Base Salary payment.

7.Compensation Related to Termination.

7.1. Termination by the Company Without Cause or by Executive for  Good Reason. If the Executive's employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of (i) the Base Salary; (ii) an amount equal to Executive's AEIP award for the prior year or, if such termination occurs prior to January 1, 2011, Executive's target AEIP opportunity for 2010; and (iii) if the Date of Termination occurs prior to payment of the Special Incentive, a pro rata portion of the Special Incentive Executive would have received had his employment not terminated; and (b) all compensation and benefits payable to the Executive through the Date of  Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or RG&E and in which Executive participated as of the Date of Termination. The Company also shall make a final contribution to the Arrangement in accordance with Section 5.5(D).

7.2. Termination by the Company Without Cause or by Executive for  Good Reason Following a Change in Control. If the Executive's employment shall be terminated during the Term by the Company without Cause or by Executive for Good Reason within one year following a Change in Control, in lieu of any amounts payable under Section 71, Executive shall be entitled to receive (a) a lump sum payment payable six months and one day after the Date of Termination equal to the sum of the Base Salary and Executive's AEIP award for the prior year or, if such termination occurs prior to January 1, 2011, Executive's target AEIP opportunity for 2010; (b) if the Date of Termination occurs prior to payment of the Special Incentive, a pro rata portion of the Special Incentive Executive would have received had his employment not terminated; and (c) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or RG&E and in which Executive participated as of the Date of Termination. The Company also shall make a final contribution to the Arrangement in accordance with Section 5.5(D).

Notwithstanding the foregoing, if any payment or benefit received or to be received by the Executive (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then, the amounts payable under this Section 7.2 shall be reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to the Executive after taking into account the Excise Tax and any additional taxes the Executive would pay if such payments and benefits were not reduced. Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by a certified public accountant selected by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. The reduction of payments, if applicable, shall be effected in the following order (unless the Executive, to the extent permitted by Section 409A of the Code, elects another method of reduction by written notice to the Company prior to the Section 280G event): (i) any cash severance payments, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments, and (iv) acceleration of vesting of equity awards.

7.3.Termination by Reason of Executive's Death or Disability. If the Executive's employment shall be terminated during the Term by reason of the Executive's death or disability, Executive shall be entitled to receive (a) the Executive's Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; (b) pro rata payment of Executive's target AEIP award through the date of termination; (c) if the Date of. Termination occurs prior to payment of the Special Incentive, a pro rata portion of the Special Incentive Executive would have received had his employment not terminated; and (d) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or RG&E during such period and in which Executive participated as of the Date of Termination. The Company also shall make a final contribution to the Arrangement in accordance with Section 5.5(D).

7.4. Termination by Executive Without Good Reason, by the Company  for Cause, or by Reason of Executive's Retirement. If the Executive's employment shall be terminated during the Term by Executive without Good Reason, by the Company for Cause, or by reason of the Executive's retirement, Executive shall be entitled to receive (a) the Executive's Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given; and (b) all compensation and benefits payable to the Executive through the Date of Termination under the terms of this Agreement or any compensation or benefit plan, program or arrangement maintained by the Company or RG&E during such period and in which Executive participated as of the Date of Termination. The Company also shall make a final contribution to the Arrangement in accordance with Section 5.5(D).

7.5.No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 7, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 7 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in a form to be provided by the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment. The Company shall provide such release to Executive not more than fifteen days after the Date of Termination.

8.Termination Procedures.

8.1. Notice of Termination. During the Term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other parties hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if the termination is purported to be by the Company for Cause or by Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

8.2. Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment during the Term of this Agreement, shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive's duties during such thirty (30) day period), and (iii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not (except in the case of a termination for Cause) be less than thirty or more than sixty days from the date such Notice of Termination is given.

9.Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

9.1. No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company, such approval not to be unreasonably withheld; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

9.2.Noncompetition; Nonsolicitation.

(a)Executive acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the "Covered Time"), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 9.2(a) will not be deemed breached merely because Executive owns less than 2% of the outstanding common stock of a publicly-traded company.

(b)In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 5 and 7 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate.

(c)Executive understands that the provisions of this Section 9.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 5 and 7 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

9.3.Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any Proprietary Information, unless such disclosure is made in the good faith performance of Executive's duties hereunder, has been authorized in writing by the Company, or is otherwise required by law.

9.4.Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any Proprietary Information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive's employment with the Company and thereafter.

9.5. Inventions and Patents.  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries,

9.6. Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and Proprietary Information, any violation by him of any of the undertakings contained in this Section 9 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 9. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 9 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

10.Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive's activities during the Term on behalf of the Company or its affiliates, the Company shall indemnify the Executive (other than in connection with the Executive's gross negligence or willful misconduct) in accordance with the Company's customary indemnification policies and procedures which are applicable to the Company's officers and directors. In addition, Executive shall be entitled to receive coverage under any applicable directors and officers liability policy as and to the same extent as other senior executives of the Company.

11.Successors; Binding Agreement.

11.1. This Agreement shall inure to the benefit of and be enforceable by the successors and assigns of the Company and RG&E. Each of the Company and RG&E may assign this Agreement, without Executive's prior consent, to any person or entity that acquires all or a substantial part of the business and/or assets of the Company, RG&E, or any subsidiary thereof to which Executive regularly provides services, provided in each case that such entity expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that the Company or RG&E would be required to perform it if no succession had taken place.

11.2. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

12.  Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company and RG&E:

Energy East Corporation

Energy East Management Corporation

1387 Ithaca-Dryden Road Ithaca, New York 14850-8810

Attention: Chief Operating Officer

With a copy to:

Robert N. Holtzman, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas New York, New York 10036

To the Executive:

Mark S. Lynch

346 Loudon Road

Loudonville, New York 12211

13.Miscellaneous.

13.1. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under federal, state or local law and any additional withholding amounts to which the Executive has agreed. The obligations under this Agreement of the Company, RG&E or the Executive which by their nature and terms require satisfaction after the end of the Term shall survive such event and shall remain binding upon such party.

13.2. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile or electronically transmitted signatures shall be treated as original signatures for all purposes.

13.3. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment except as specifically referenced herein.

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing. Any dispute or controversy arising under or in connection with this Agreement or Executive's employment shall be settled exclusively by arbitration in New York, New York in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company, RG&E, and any affiliate thereof shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce the provisions of Section 9 of this Agreement. For purposes of seeking enforcement of Section 9, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the State of New York.

17.Definitions. For purposes of this Agreement, the following terms shall have the meaning indicated below:

(A)"Base Salary" shall have the meaning stated in Section 5.1 hereof.

(B)"Board" shall mean the Board of Directors of the Company.

(C)"Cause" for termination by the Company of the Executive's employment, for purposes of this Agreement, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company and RG&E (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or Executive's resignation for Good Reason) after a written demand for substantial performance is delivered to the Executive by the Company or RG&E, which demand specifically identifies the manner in which the Company or RG&E believes that the Executive has not substantially performed the Executive's duties, and Executive's failure to cure such failure within fifteen (15) days of the delivery of such written demand, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company or RG&E, as applicable. An error in judgment or negligence by Executive shall not be considered to be "willful." Failure to meet performance standards or objectives of the Company or RG&E shall not constitute Cause for purposes hereof.

(D)"Change in Control" shall mean the closing of an event qualifying as a change in ownership of the Company or Iberdrola S.A. or a change in ownership of assets of the Company, Iberdrola S.A., RG&E, or NYSEG that have a total gross fair market value equal to or more than eighty percent of the total gross fair market value of all of the assets of such entity immediately before such event, in each case within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided, however, that no such transfer of ownership or assets to a direct or indirect subsidiary or affiliate of Iberdrola S.A. shall constitute a Change in Control.

(E)"Company" shall mean Energy East Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise, together with such entity's subsidiaries and affiliates.

(F)"Competing Business" shall mean any business in which the Company is currently engaged, engages during the Term, or makes substantial plans during the Term to engage in during the Covered Time.

(G)"Date of Termination" shall have the meaning stated in Section 8.2 hereof

(H)"Disability" shall be deemed the reason for the termination by the Company of the Executive's employment if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company and. RG&E for a period of at least six months within any twelve month period, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

(I)"Executive" shall mean the individual named in the first paragraph of this Agreement.

(J)"Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent), of any of the following acts by the Company, unless such act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof, the assignment to Executive of duties, responsibilities, or authorities inconsistent with, or failure to assign to Executive duties, responsibilities, or authorities consistent with, his status as a member of the Company's senior management team.

(K)"Notice of Termination" shall have the meaning stated in Section 9.1 hereof.

(L)"Proprietary Information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) information concerning the transactions or relations of any vendor or distributor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be Proprietary Information. The term "Proprietary Information" shall not include information that is or becomes generally available to and known by the public or information that was known to Executive prior to the commencement of his employment with the Company or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(M)"Restricted Area" shall mean (i) the states and/or commonwealths of Connecticut, New York, Vermont, Massachusetts, New Hampshire, Maine and Rhode Island; and (ii) any other state or commonwealth in the United States and any province in Canada in which the Company or any of its subsidiaries conducts business on the date of the determination of whether Executive is engaged in a Competing Business or at any time within 12 months preceding such date.

(N)	"Term" shall have the meaning stated in Section 3 hereof.

17.2. Section 409A of the Code. It is the intention of the parties that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance issued thereunder ("Section 409A"), and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv). Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and shall indemnify and hold the Company (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) and is not "disabled" within the meaning of Section 409A(a)(2)(C), no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive's "separation from service" (as defined in Section 409A and any Treasury Regulations promulgated thereunder) or, if earlier, Executive's date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of this Agreement, with respect to payments of any amounts that are considered to be "deferred compensation" subject to Section 409A, references to "termination of employment" (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

ENERGY EAST CORPORATION

By:	/s/ Robert D. Kump
Name:	Robert D. Kump
Title:	Acting Chief Executive Officer

ROCHESTER GAS AND ELECTRIC CORPORATION

By:	/s/ Robert D. Kump
Name:	Robert D. Kump

EXECUTIVE

By:	/s/ Mark S. Lynch
Name:	Mark S. Lynch

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